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Exhibit 10.1

Summary of the Company's Bonus Plans under which some of the executive officers of the Company and certain other personnel of the subsidiaries are eligible to receive a bonus each year.
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1997 BRENTON BANKS, INC. BONUS PLANS

For 1997, the Company (Brenton Banks, Inc. and Subsidiaries) has bonus plans that cover executive officers, line of business managers, subsidiary presidents, senior managers, market managers, and other key personnel. The following chart summarizes the main features of these bonus plans:

Bonus potential (as percent of base pay):
     Executive officers                        37.50%
     Line of business managers and
       subsidiary presidents                   30.00%
     Market managers                           30.00%
     Senior managers and other key personnel   10.00% to 30.00%

Bonus threshold for executive officers:
     Bonus achievement is tied to a consolidated earnings threshold of $17,000,000 whereby no bonus will be paid if this earnings threshold is not achieved. For executive officers 50% to 100% of bonus is tied to consolidated net income. The same tiered earnings bonus matrix applies to all employees who have a portion of their bonus tied to consolidated net income. The tiered earnings bonus matrix provides for no bonus unless net income exceeds $17,000,000 and provides for 100% of bonus to be earned when net income exceeds $18,000,000.

Bonus criteria:
     Bonus amounts are paid for achievement of certain pre-established financial and personal goals, the most significant of which are as follows:
     Consolidated net income
     Subsidiary or line of business net income
     Sales goals
     Growth in loans
     Growth in core deposits
     Fee income generation
     Non-interest income
     Non-interest expense
     Key personal objectives

Bonus achievements:
     Bonus amounts are earned ratably based on actual results compared to a tiered bonus achievement matrix.
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